Exhibit 99.1

POTBELLY CORPORATION ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Chicago, IL. August 31, 2018 – Potbelly Corporation (NASDAQ: PBPB) today announced the resignation of Michael Coyne, Chief Financial Officer, who is leaving Potbelly to accept a senior leadership position with another company. Mr. Coyne will continue in his current position as Chief Financial Officer until September 21, 2018. Potbelly has begun a search to identify qualified candidates to fill the CFO position. Potbelly has a strong financial team in place that will continue to support the Company’s strategy during the search process.

Alan Johnson, Chief Executive Officer of Potbelly, commented, “Mike has been a great member of the Potbelly team during his tenure as our CFO and as interim CEO prior to my joining Potbelly. Mike has been extremely helpful to me during my transition to leading Potbelly, and I want to personally express my gratitude for his work and contribution. Mike will be assisting as we transition to a new CFO. I wish Mike nothing but the best in his new position.”

Mr. Coyne added, “My time and experience at Potbelly has been tremendous. I have worked with great people in an absolutely unique culture. I have especially enjoyed working with Alan as he has taken a fresh strategic look at the business. I look forward to seeing Potbelly execute on the long-term strategy we have put in place.”

About Potbelly Sandwich Shop

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country – with more than 450 company-owned shops in the United States. Additionally, Potbelly franchisees operate more than 50 shops domestically, in the Middle East, Canada and India. For more information, please visit our website at www.Potbelly.com.

Contact:

Investor Relations

(312) 428-2950

Investors@Potbelly.com